UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 20, 2015 (February 16, 2015)

SM Energy Company
(Exact name of registrant as specified in its charter)

Delaware	001-31539	41-0518430
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1775 Sherman Street, Suite 1200, Denver, Colorado (Address of principal executive offices)	80203 (Zip Code)

Registrant’s telephone number, including area code: (303) 861-8140

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced, Anthony J. Best retired from his role as SM Energy Company’s (the “Company”) Chief Executive Officer on January 31, 2015. In conjunction with his retirement, Mr. Best and the Company entered into a Retirement and Post-Retirement Service Agreement, dated as of February 17, 2015 (the “Agreement”). Pursuant to the Agreement, the Company agreed to pay Mr. Best $150,000 for consulting services between February 1, 2015, and the earlier of (a) the date of the Company’s 2015 Annual Meeting of Stockholders or (b) May 31, 2015.

The following sets forth a summary of the base salaries for 2015 for the Company’s Chief Financial Officer and the other named executive officers of the Company for whom compensation disclosure was required in the Company’s most recent proxy statement filed with the Securities and Exchange Commission on April 10, 2014. The base salary for Mr. Best is not disclosed due to his retirement. As previously disclosed on a separate Current Report on Form 8-K, the 2015 base salary for Javan D. Ottoson, the Company’s President and Chief Executive Officer, was set by the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) on January 28, 2015, in connection with his appointment as the Company’s Chief Executive Officer. On February 16, 2015, the Committee approved the following 2015 base salaries:

Name and Principal Position	2015 Base Salary
A. Wade Pursell Executive Vice President and Chief Financial Officer	$447,000
David W. Copeland Executive Vice President, General Counsel and Corporate Secretary	$401,000
Herbert S. Vogel Executive Vice President - Operations	$412,000

On February 17, 2015, John Seidl informed the Board and the Company that he would not stand for reelection at the Company’s 2015 Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SM ENERGY COMPANY

Date:	February 20, 2015	By:	/s/ DAVID W. COPELAND
David W. Copeland
Executive Vice President, General Counsel and Corporate Secretary